Exhibit 24.1


                   CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 17, 1994, which appears on page 15 of the 1994 Annual Report to Shareholders of International Aluminum Corporation (the "Company"), which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended June 30, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on Page F-1 of such Annual Report on Form 10-K.


PRICE WATERHOUSE LLP

Los Angeles, California
December 22, 1994